Exhibit 10.27

R E S T R I C T E D S T O C K A W A R D C E R T I F I C A T E

Non-transferable

G R A N T T O

(“Grantee”)

by Healthcare Trust of America, Inc. (the “Company”) of

shares of its Class A common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Company’s Amended and Restated 2006 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with Section 1 of the Terms and Conditions, the Shares will vest (become non-forfeitable) in accordance with the following schedule, provided that Grantee is employed by the Company or an Affiliate on the vesting date:

Number of Shares	Vesting Date

IN WITNESS WHEREOF, Healthcare Trust of America, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

HEALTHCARE TRUST OF AMERICA, INC.

By:
Scott D. Peters

Its:	Chairman, CEO and President

Grant Date:

TERMS AND CONDITIONS
1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. If Grantee’s employment with the Company or any Affiliate terminates for any reason prior to the expiration of the Restricted period set forth in Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of Grantee’s termination of employment and such Restricted Shares shall revert to the Company immediately following the event of forfeiture provided, however, that nothing in this Award Certificate is intended to adversely affect any independent contractual right of the Grantee without his or her consent; and provided, further, that the Restricted Shares shall be subject to the accelerated vesting provisions of Sections 13.6 and 13.7 of the Plan. The restrictions imposed under this Section 1 shall apply to all Shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.
2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire as to the number of Shares specified on the cover page hereof, on the respective dates specified on the cover page hereof; provided Grantee is employed by the Company or an Affiliate (the period prior to such expiration being referred to herein as the “Restricted Period”).
3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date in uncertificated (book-entry) form.
4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made at the same time that such dividend is paid to all other shareholders. Any non-cash dividends shall be subject to the restrictions imposed under Section 1. If Grantee forfeits any rights he may have under this Award Certificate, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.
5. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company.
6. No Right of Continued Employment or Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment or service at any time, nor confer upon Grantee any right to continue in the employ or service of the Company or any Affiliate.
7. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
8. Amendment. The Committee may amend, modify or terminate this Award Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment, modification or termination.
9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.
10. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.
11. Severability. If any one or more of the provisions contained in this Award Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
12. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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